SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2025

GEOVAX LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39563	87-0455038
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1900 Lake Park Drive, Suite 380
Smyrna, Georgia 30080
(Address of principal executive offices) (Zip code)

(678) 384-7220
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GOVX	The Nasdaq Capital Market
Warrants to Purchase Common Stock	GOVXW	The Nasdaq Capital Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial reporting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2025, GeoVax Labs, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC (the “Placement Agent”) and a securities purchase agreement (the “Purchase Agreement”) with the purchasers party thereto, pursuant to which the Company agreed to issue and sell, in a public offering (the “Offering”), an aggregate of 9,235,000 common units (the “Common Units”), consisting of (A) 9,235,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (B) common warrants (the “Common Warrants”) to purchase 18,470,000 shares of Common Stock (the “Common Warrant Shares”). The public offering price for each Common Unit was $0.65. The Common Warrants have an exercise price of $0.65 per share, are immediately exercisable and will expire five years from the date of issuance.

The net proceeds of the Offering, after deducting the placement agent’s fees and expenses and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Common Warrants, is approximately $5,582,557.50. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes. The Offering closed on July 2, 2025.

In the Purchase Agreement, the Company agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or file any registration statement or prospectus, or any amendment or supplement thereto for 60 days after the closing date of the Offering. In addition, the Company has agreed not to effect or enter into an agreement to effect any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock involving a variable rate transaction (as defined in the Purchase Agreement) for six months after the closing date of the Offering, subject to certain exceptions.

Each of the Placement Agency Agreement and the Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the purchasers, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

A holder will not have the right to exercise any portion of the Common Warrants if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants.

The Company paid the Placement Agent as compensation a cash fee equal to 7.0% of the gross proceeds of the Offering plus reimbursement of certain expenses and legal fees.

The Common Units, Common Warrants and Common Warrant Shares were offered by the Company pursuant to a Registration Statement on Form S-1 originally filed on June 16, 2025 with the Securities and Exchange Commission (the “SEC”) under the Securities Act (File No. 333-288085), amended on June 26, 2025 and declared effective on June 30, 2025.

The foregoing description of the material terms of the Placement Agency Agreement, the Purchase Agreement and the Common Warrants is not complete and is qualified in its entirety by reference to the full text of the form of Placement Agency Agreement, the form of Purchase Agreement and the form of Common Warrant, copies of which are filed as Exhibits 10.1, 10.2 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The legal opinion, including the related consent, of Womble Bond Dickinson (US) LLP relating to the legality of the securities offered, issued and sold in the Offering is filed as Exhibit 5.1 to this Current Report.

Item 7.01	Regulation FD Disclosure.

On July 1, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following Exhibits are being filed or furnished, as applicable, with this Current Report on Form 8-K.

Exhibit No.	Description
4.1	Form of Common Warrant
5.1	Opinion of Womble Bond Dickinson (US) LLP
10.1	Form of Placement Agency Agreement
10.2	Form of Purchase Agreement
23.1	Consent of Womble Bond Dickinson (US) LLP (contained in Exhibit 5.1)
99.1	Press Release dated July 1, 2025, announcing the pricing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoVax Labs, Inc.

July 2, 2025	By:	/s/ Mark W. Reynolds
	Name:	Mark W. Reynolds
	Title:	Chief Financial Officer